Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 27, 2020, with respect to the consolidated financial statements of IVERIC bio, Inc. included and incorporated by reference, respectively, in the Registration Statement (Form S-3 No. 333-226497) and related Prospectus of IVERIC bio, Inc. for the registration of its common stock and pre-funded warrants to purchase common stock.

/s/ Ernst & Young LLP

Iselin, NJ

June 17, 2020